                                                                      EXHIBIT IX

                             SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT (Agreement) is entered into by Orkla AS (Orkla), a company organized under the laws of Norway and Norex America, Inc. (NXA), a company organized under the laws of the Cayman Islands.

                                   WITNESSETH:

WHEREAS, Orkla is the owner of 1,415,200 shares of Norex America, Inc . common stock, $1.00 par value per share (NXA Shares); and

WHEREAS, NXA is the owner of: (1) an 8.5% Unsecured Exchangeable Note Due 1996 Dated August 27, 1993 issued by Zapata Corporation with a remaining outstanding balance of $4,795,814.13 (Zapata Note); (2) 13% Senior Secured Notes Due 2003 issued by Kloster Cruise Limited (Kloster) with a face value of $1,335,000 (KCL Notes) with accrued interest through the Closing Date, which date is hereinafter defined, payable to NXA within five days of receipt of payment from Kloster; (3) 290,000 shares of Wilrig AS, NOK30 par value per share or the equivalent in Transocean AS shares (Wilrig Shares); (4) 8,300,000 share of DI Industries, Inc. common stock, $0.10 par value per share (DI Shares); and (5) $3,693,784.87 net receivables due from Engelburn Investments, Inc. (Engelburn Receivables) secured by a second ship mortgage on the MT Saraband (Vessel); and

WHEREAS, Orkla desires to contribute the NXA Shares to Prosperity Investments, Inc. (Prosperity) in exchange (1) for capital of $2,000,000 as represented by 800 shares of Prosperity common stock, or a 44.44% interest in the issued and outstanding shares of Prosperity, $l.00 par value per share, and paid-in capital, (2) $13,000,000 cash and (3) a $7,500,000 Note issued by Pronor Holdings Limited (Pronor), a wholly-owned subsidiary of Prosperity, bearing interest at 8% p. a., with a single payment of principal and accrued interest due one year from the date of issue (Pronor Note) with the Pronor Note secured with first priority by the (1) Wilrig Shares, (2) the DI Shares and (3) the Engelburn Receivables all of which shall be owned by Pronor, with no recourse to Prosperity; and

WHEREAS, NXA desires to contribute (1) $3,700,000 cash, (2) Zapata Note, (3) KCL Notes, (4) Wilrig Shares, (5) DI Shares and (6) Engelburn Receivables to Prosperity in exchange (1) for capital of $2,000,000 as represented by 800 shares of Prosperity common stock, or a 44.44% interest in the issued and outstanding shares of Prosperity, $1.00 par value per share, and paid-in capital and (2) a $15,700,000 Note issued by Prosperity, bearing interest at 8% p. a., with interest deferred and added to principal outstanding at the end of each twelve month period with a single payment of principal and deferred and accrued interest due 39 months from the date of issue (Prosperity Note) and secured by a second lien over the assets of Prosperity; and

WHEREAS, Orkla and NXA both desire to add one or more shareholders who will contribute a total $500,000 cash in exchange for a total capital of $500,000 as represented by 200 shares of

Prosperity common stock, or an 11.11% interest in the issued and outstanding shares of Prosperity, $1.00 par value per share, and paid-in capital; however, Orkla and NXA recognize that the additional shareholder(s) may not be identified as of the Closing Date and, consequently, the 44.44% interest to be acquired by each of Orkla and NXA as mentioned hereinabove will temporarily comprise and constitute 50.0% interest to be held by each of Orkla and NXA; and

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, Orkla and NXA hereby agree as follows:

                             I. SHAREHOLDER EXCHANGE

1.1  Exchange

     Based upon the representations, warranties and agreements of Orkla and NXA herein contained, and on the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Orkla hereby agrees to contribute, assign, transfer and deliver to Prosperity the NXA Shares at a value of $15.90 per share which value is agreed to by Orkla and NXA in exchange for
     (a) a 44.44% interest in the issued and outstanding shares of Prosperity,
     (b) $13,000,000 cash and (c) the Pronor Note, and NXA agrees to contribute, assign, transfer and deliver to Prosperity (a) $3,700,000 cash, (b) Zapata
     Note valued at par, (c) KCL Notes valued at $750 per $1,000 par value of bonds, (d) Wilrig Shares valued at $3,000,000, (e) DI Shares valued at $4,150,000 and (f) Engelburn Receivables valued at $1,050,000 each of which values are agreed to by Orkla and NXA in exchange for (a) a 44.44% interest in the issued and outstanding shares of Prosperity and (b) the Prosperity Note. NXA hereby represents and warrants that the balance sheets of Prosperity and Pronor shall, as at the Closing Date, be as set out in the balance sheets appended as Exhibit I hereto and that there are no other liabilities, whether actual or contingent, in either company other than as disclosed therein.

1.2  Delivery

     The parties hereto hereby agree that these actions set out herein shall be consummated through NordlandsBanken AS of Oslo acting as escrow agent (the "Escrow Agent") to the parties.

     The following deliveries shall be made on the Closing Date:

     a)   From Orkla to the Escrow Agent to the order of Prosperity:

          (i) The NXA Shares, transfer instructions in favor of Prosperity and notification to DnB that the NXA Shares are blocked in favor of the Escrow Agent.

     b)   From NXA to the Escrow Agent to the order of Prosperity:

          (i)  $3,700,000 in cash.

          (ii) A share certificate representing 18,730,105 shares of DI Industries, Inc. together with stock power and instructions to the Escrow Agent to arrange for the issuance of two new share certificates in registered form in exchange thereof, one of which to represent the DI Shares in the name of Pronor.

     c)   From Prosperity to the Escrow Agent to the order of Orkla:

          (i) $13,000,000 to be transferred to a blocked account with the Escrow Agent, to be released at the option of Orkla against delivery of the NXA Shares.

               Prosperity shall pay interest on any unpaid amount from 9 October, 1995 until payment is made at a rate of 8% p.a. for a period of 10 days. Thereafter the interest rate shall increase to 12% p.a. until all amounts and accrued interest are paid.

The following deliveries shall be made on the Closing Date or at least on the 10th business day thereafter:

     a)   From NXA to the Escrow Agent to the order of Prosperity:

          (i) The Zapata Note duly endorsed for transfer to Prosperity together with notice of assignment and satisfactory evidence of delivery of the notice.

          (ii) The KCL Notes duly endorsed for transfer to Prosperity together with notice of assignment and satisfactory evidence of delivery of the notice.

     b)   From NXA to the Escrow Agent to the order of Pronor:

          (i) Transfer instructions in favor of Pronor in respect of the Wilrig Shares together with notification to DnB that the account to which the shares are credited has been blocked in favor of the Escrow Agent.

          (ii) The Engelburn Receivables duly endorsed for transfer to Pronor together with assignment agreement, notice of assignment, acknowledgment from Engelburn and a second priority ship mortgage deed in the amount of $53,683,785 duly recorded against the Vessel, as security for the Pronor Note.

     c)   From Prosperity to the Escrow Agent to the order of Orkla:

          (i) Share certificate representing 800 Prosperity Shares in registered form.

     d)   From Pronor to the Escrow Agent to the order of Orkla:

          (i)  $7,500,000 Pronor Note.

          (ii) Evidence that a first priority pledge over the Wilrig Shares securing the Pronor Note has been recorded with VPS.

          (iii) A share certificate in respect of the DI Shares endorsed for transfer in blank together with the pledge agreement, irrevocable proxy and stock power as security for the Pronor Note.

          (iv) The Engelburn Receivables duly endorsed for transfer to Orkla together with assignment agreement, notice of assignment, acknowledgment from Engelburn and a second priority ship mortgage deed in the amount of $3,683,785 duly recorded against the Vessel as security for the Pronor Note.

     e)   From Prosperity to the Escrow Agent to the order of NXA:

          (i)  800 Prosperity Shares in registered form.

          (ii) $15,700,000 subordinated Prosperity Note, together with the assignment agreement and notices.

     If either party has not fulfilled its obligations hereunder by the date falling due 30 business days after the Closing Date, the non-defaulting party may terminate the shareholders' agreement and instruct the Escrow Agent to release and return the documents and sums held in escrow to the owners thereof.

                   II. REPRESENTATIONS AND WARRANTIES OF ORKLA

     Orkla hereby warrants and represents to and agrees with NXA as follows:

2.1  Lawful Owner

     On the Closing Date, Orkla will be the lawful owner of the NXA Shares with full right, power and authority to contribute, assign, transfer and deliver the NXA Shares, free and clear of any and all security interests, encumbrances and adverse claims, all pursuant to the provisions of this Agreement, and by so contributing and transferring the NXA Shares, Orkla will not be in violation of any contractual or other commitment to any person or entity whatsoever. All of the NXA Shares will on the Closing Date be duly authorized, validly issued and outstanding, fully paid and nonassessable.

2.2  Valid Agreement

     This Agreement has been duly executed and delivered by Orkla and constitutes a valid, legal and binding obligation of Orkla, enforceable in accordance with its terms.

                   III. REPRESENTATIONS AND WARRANTIES OF NXA

     NXA hereby warrants and represents to and agrees with Orkla as follows:

3.1  Lawful Owner

     On the Closing Date, NXA will be the lawful owner of the Notes and Shares with full right, power and authority to contribute, assign, transfer and deliver the Notes and Shares, free and clear of any and all security interests, encumbrances and adverse claims, all pursuant to the provisions of this Agreement, and by so contributing and transferring the Notes and Shares, NXA will not be in violation of any contractual or other commitment to any person or entity whatsoever. All of the Wilrig Shares and DI Shares will on the Closing Date be duly authorized, validly issued and outstanding, fully paid and nonassessable.

3.2  Valid Agreement

     This Agreement has been duly executed and delivered by NXA and constitutes a valid, legal and binding obligation of NXA, enforceable in accordance with its terms.

                                 IV. PRONOR NOTE

4.1. Payment

     The rights of Orkla as holder of the Pronor Note preempt those of Prosperity, with an exception as noted in 4.2 below, only to the extent that the Pronor Note and related accrued interest remain outstanding after maturity. Upon full and complete payment of the Pronor Note and related accrued interest at maturity by either cash payment or transfer of assets, Orkla and NXA have agreed that Pronor shall be liquidated commencing upon the date of maturity of the Pronor Note and all rights to the remaining assets, if any, shall be distributed to Prosperity.

4.2  Engelburn Revolving Credit

     A noninterest-bearing revolving credit line (Prosperity Revolver) will be provided by Prosperity to Pronor and by Pronor to Engelburn. The purpose of the Prosperity Revolver is to maintain the commercial value of the Vessel until the time of its sale. Orkla and NXA recognize that efforts are presently underway to sell the Vessel as soon as possible at a reasonable price and the progress of such efforts will be provided from time to time or as requested. The outstanding balance of drawdowns under the Prosperity Revolver will be limited to a maximum of $1,700,000 subject always to availability under a $11,000,000 Revolving Credit Facility to be provided to Prosperity by NordlandsBanken AS of Norway. The Prosperity Revolver will have a senior claim over that of the Pronor Note with respect to the Engelburn Receivables which senior claim will be limited to a maximum outstanding balance of drawdowns of $1,200,000 and the remaining balance of drawdowns, if any, will be unsecured.

4.3  Sale or Transfer of Assets at Maturity

     At maturity of the Pronor Note, Orkla holds the right to sell for cash or to transfer to its designated account the assets of Pronor, provided, however, that Orkla must deliver written notice of its intent to sell (Notice of Intent to Sell) to NXA and identify the price or prices agreed. If within seven days of the date of delivery of the Notice of Intent to Sell, NA delivers written notice of its intent to purchase all or certain of the assets (Notice of Intent to Purchase) at the price or prices identified in the Notice of Intent to Sell, then Orkla agrees to sell to NXA and NXA agrees to buy from Orkla and NXA will cause the transfer of payment to be made within three business days from the date of delivery of the Notice of Intent to Purchase to an account designated by Orkla.

4.4  Sale or Transfer of Assets Prior to Maturity

     Prior to the maturity of the Pronor Note, the sale, transfer or disposition of assets of Pronor can only be accomplished with the agreement of each of the directors representing Orkla and NXA.

4.5  DI Shares

     NXA agrees that, if it decides to sell certain of its remaining holdings in DI Industries Shares after the contribution of such shares mentioned above, it will deliver written notice to Orkla of its intent to sell and, if Orkla so decides, permit Pronor to participate in the sale or sales of DI Shares up to and including an equal number of shares.

4.6  Prepayment of Pronor Note

     All cash received from asset sales or dividends will be used to prepay the Pronor Note with the exception, however, that cash from the liquidation of the Engelburn Receivables will first be used to repay the outstanding balance under the Prosperity Revolver, if any, to an amount not to exceed $1,200,000.

                               V. PROSPERITY NOTE

5.1  Payment

     The rights of NXA as holder of the Prosperity Note preempt those of shareholders of Prosperity only to the extent that the Prosperity Note and related accrued interest remain outstanding after maturity. Upon full and complete payment of the Prosperity Note and related accrued interest at maturity by either cash payment or transfer of assets, Orkla and NXA have agreed that Prosperity shall be liquidated commencing upon the date of maturity of the Prosperity Note, and all rights to the remaining assets shall be distributed to the shareholders of Prosperity.

5.2  Conversion Option

     NXA may convert, at its option, an amount of the Prosperity Note at par into Prosperity Shares provided that (a) the amount to be converted shall not exceed $4,500,000 (which is equal to 1,800 Prosperity Shares), and (b) the conversion option shall be exercised prior to the third anniversary date of the Closing Date.

5.3  Sale, Transfer or Redemption of NXA Shares

     Sales of NXA Shares to shareholders of Prosperity or related persons or entities are prohibited unless agreed to by each of the directors representing Orkla's and NXA's interests. If the NXA Shares are not sold prior to the maturity of the Prosperity Note, the NXA Shares which are redeemed or transferred for purposes of payment of the Prosperity Note and related accrued interest will be valued as the sum of (1) 50% of the average closing price per share of NXA shares for the twenty business days immediately preceding the date of transfer or redemption as quoted on the American Stock Exchange and (2) 50% of the book value per share as determined from the most recent released balance sheet of NXA.

                               VI. NEW INVESTMENTS

     Orkla and NXA agree to consider investment opportunities which are presented to the Board of Directors. Any decision by the Board of Directors to authorize any officer or other designee to act on behalf of Prosperity for the purpose of entering into, committing and executing an agreement must, at a minimum, be approved by each of the four directors representing Orkla and NXA.

                        VII. VOTING OF EQUITY INVESTMENTS

     The managing director, after consultation with and consideration of the interests of Orkla and NXA, shall vote on behalf of Prosperity at each shareholder meeting for each equity investment owned by Prosperity.

                            VIII. RELEASE AND SETTLE

     For and in consideration of this Agreement, Orkla and its successors and assigns hereby release, acquit and discharge NXA and all of its affiliated companies, employees, agents, representatives, successors and assigns of and from any and all possible claims, demands and causes of action up to the date of this agreement. This Agreement constitutes the entire agreement between Orkla and NXA relating to Orkla's holdings in NXA shares and supersedes any and all prior agreements or representations, whether written or oral, all of which are hereby waived.

                               IX. PURCHASE OPTION

     Orkla and NXA have agreed to a purchase option exercisable by NXA whereby upon its exercise, Orkla has agreed to sell, assign, transfer and deliver to NXA and NXA has agreed to purchase, acquire and accept from Orkla a total of 400 shares of Prosperity Shares, or 50% of the interest acquired by Orkla at Closing, in exchange for a payment by NXA in the amount of $1,100,000 on the first anniversary of the date of Closing or a payment by NXA in the amount of $1,200,000 on the second anniversary of the date of Closing (Purchase Option); provided, however, that such exercise of the Purchase Option is only effective upon delivery of notice of such exercise a minimum of 10 business days prior to the respective anniversary date.

                                 X. CLOSING DATE

     The closing hereunder will take place in Oslo on 11 October 1995 (Closing
     Date), at which time the delivery of NXA Shares and Notes and Shares, as described in Section 1.2, will occur.

                                XI. MISCELLANEOUS

11.1 Composition of Board of Directors

     Orkla and NXA agree that they shall be represented on the Board of Directors of Prosperity with two members each and the third shareholder (if any) shall be represented by one member. NXA will be entitled to name one of its Directors as Chairman and to name the managing director. Orkla and NXA agree that they shall be represented on the Board of Directors of Pronor, limited to four directors, with two members each.

11.2 Expenses

     Each party to this Agreement will pay his or its respective expenses incurred in connection with the performance of this Agreement, and no party shall be entitled to reimbursement therefor from any other party.

11.3 Counterparts

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect of an original, and all of which when taken together shall constitute and be construed to be a single instrument.

11.4 Choice of Law

     This Agreement is governed by Norwegian law and Orkla and NXA hereby agree that any dispute arising from or in connection with this Agreement shall be resolved by arbitration in Oslo pursuant to Chapter 32 of the Norwegian Civil Procedure Act.

IN WITNESS WHEREOF, Orkla and NXA have caused this Agreement to be executed by their duly authorized officers on the date below written.


Orkla AS                                  Norex America, Inc.



/s/ Morten Blix                           /s/ Frank Capstick
- -----------------------------             ---------------------------------
Morten Blix                               Frank Capstick, President



11 October 1995
- -----------------------------
Date